EXHIBIT 1.1

AVALONBAY COMMUNITIES, INC.

Medium-Term Notes

Due Nine Months or More From Date of Issue

TERMS AGREEMENT

November 4, 2015

AvalonBay Communities, Inc.

Ballston Tower

671 N. Glebe Rd, Suite 800

Arlington, Virginia 22203

Reference is made to that certain Amended and Restated Distribution Agreement dated as of December 16, 2013 (including any exhibits and schedules thereto, the “Distribution Agreement”), by and among AvalonBay Communities, Inc., a Maryland corporation (the “Company” or “AvalonBay”) and the agents named therein. The entities listed on Schedule 1 hereto are collectively referred to herein as the “Agents.” Wells Fargo Securities, LLC, Goldman, Sachs & Co. and Barclays Capital Inc. have agreed to act as the representatives (the “Representatives”) of the Agents in connection with this Terms Agreement (this “Agreement”). Capitalized terms used, but not defined, in this Agreement are used in this Agreement as defined in the Distribution Agreement. This Agreement is one of the Written Terms Agreements referred to in Section 4(a) of the Distribution Agreement. The first offer of Notes for purposes of the term “Time of Sale Prospectus” under the Distribution Agreement shall be 3:29 p.m. Eastern Time.

In accordance with and subject to the terms and conditions stated in this Agreement, the Distribution Agreement and those certain Appointment Agreements dated as of the date hereof (the “Appointment Agreements”), by and between the Company and each of BB&T Capital Markets, a division of BB&T Securities, LLC, BNY Mellon Capital Markets, LLC and Mitsubishi UFJ Securities (USA), Inc., which agreements are incorporated herein in their entirety and made a part hereof, the Company agrees to sell to the Agents, and each of the Agents severally agrees to purchase, as principal, from the Company the aggregate principal amount set forth opposite its name in Schedule 1 hereto of the Company’s Notes identified on Schedule 2 hereto. If one or more of the Agents shall fail at the Settlement Date to purchase the Notes which it or they are obligated to purchase under this Agreement, the procedures set forth in Section 4(a) of the Distribution Agreement shall apply.

The obligations of the Agents to purchase Notes shall be subject, in addition to the conditions precedent listed in the Distribution Agreement, to the delivery of the following documents to the Representatives, on or before the Settlement Date:

1.              the opinions and letters referred to in Sections 6(a), 6(b) and 6(c) of the Distribution Agreement, each dated the Settlement Date and otherwise in substantially the same form as was delivered in connection with the Company’s May 6, 2015 public offering of medium-term notes (the “Prior Offering”);

2.              the letters of Ernst & Young LLP referred to in Section 6(d) of the Distribution Agreement, dated the date hereof and the Settlement Date and otherwise in substantially the same forms as were delivered in connection with the Prior Offering; and

3.              the officers’ certificate referred to in Section 6(e) of the Distribution Agreement, dated the Settlement Date and otherwise in substantially the same form as was delivered in connection with the Prior Offering.

All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Representatives of the Agents and their counsel. The Company will furnish the Agents with such conformed copies of such opinions, certificates, letters and other documents as the Agents shall reasonably request.

This Agreement shall be governed by the laws of the State of New York. This Agreement, the Distribution Agreement and the Appointment Agreements constitute the entire agreement of the parties regarding the offering of Notes contemplated by this Agreement and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AVALONBAY COMMUNITIES, INC.

By:	/s/ Kevin P. O’Shea
Name:	Kevin P. O’Shea
Title:	CFO

[Signature Page to Terms Agreement]

WELLS FARGO SECURITIES, LLC

GOLDMAN, SACHS & CO.

BARCLAYS CAPITAL INC.

For themselves and as Representatives of the Agents named on Schedule 1 hereto

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Director

GOLDMAN, SACHS & CO.

By:	/s/ Adam Greene
Name:	Adam Greene
Title:	Vice President

BARCLAYS CAPITAL INC.

By:	/s/ Pamela Kendall
Name:	Pamela Kendall
Title:	Director

[Signature Page to Terms Agreement]

Schedule 1

AGENTS’ ALLOCATIONS

2025 Notes

Agent	Aggregate Principal Amount of 2025 Notes
Wells Fargo Securities, LLC	$87,000,000

Goldman, Sachs & Co.	$87,000,000

Barclays Capital Inc.	$87,000,000

BB&T Capital Markets, a division of BB&T Securities, LLC	$13,000,000

BNY Mellon Capital Markets, LLC	$13,000,000

Mitsubishi UFJ Securities (USA), Inc.	$13,000,000
$300,000,000

Schedule 2

AVALONBAY COMMUNITIES, INC.

TERMS OF THE NOTES

(See Attached.)